EXHIBIT 21.1

Subsidiaries of Registrant

Microtune, Inc.

List of Subsidiaries and Affiliates

Wholly-owned subsidiaries:

Microtune (LP), L.L.C.

Microtune (GP), L.L.C.

Microtune (San Diego), Inc. f/k/a Transilica Inc.

Indirectly-owned subsidiaries:

Microtune (Texas), L.P.

HMTF Acquisition (Bermuda), Ltd.

Microtune GmbH & Co. KG

HMTF Erste Beteiligungs GmbH

Microtune Verwaltungs GmbH

Microtune RF Technologies (Phils), Inc.

NSF-Technologies (Phils.), Inc. f/k/a NSF RF Technologies Corporation

Microtune (Taiwan), Ltd.

Microtune (Korea), Ltd.

Microtune (Hong Kong), Ltd.

Microtune (Japan), Inc. f/k/a Transilica Japan Inc.